Exhibit 10.3
LIZ CLAIBORNE, INC.
EXECUTIVE TERMINATION BENEFITS AGREEMENT
This second amended and restated Executive Termination Benefits Agreement (this “Agreement”), dated as of the 14th day of July, 2009 (the “Effective Date”), is by and between Liz Claiborne, Inc., a Delaware corporation (the “Company”), and William L. McComb (the “Executive”).
WHEREAS, the Company’s Board of Directors (the “Board”) recognizes that the possibility of a change in control of the Company and the uncertainty and questions which it may raise may result in the departure or distraction of the Executive to the detriment of the Company and its stockholders;
WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Executive to his assigned duties in the face of the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by the possibility, threat or occurrence of a change in control of the Company;
WHEREAS, should the Company be faced with a possible change in control situation, in addition to the Executive’s regular duties, he may be called upon to assist in the assessment of proposals, advise management and the Board as to whether such proposals would be in the best interests of the Company and its stockholders, and to take such other actions as the Board might determine to be appropriate;
WHEREAS, the Company and the Executive originally entered into this Agreement on October 13, 2006 and, in order to avoid certain adverse federal income tax consequences to the Executive as a result of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the Company and the Executive amended and restated this Agreement as of December 24, 2008;
WHEREAS, the Company and the Executive desire to amend and restate this Agreement as of the date first written above in order to reflect the replacement of the Executive’s amended and restated employment agreement dated as of December 24, 2008 with the severance benefits agreement between the Company and the Executive dated the date hereof (the “Severance Benefits Agreement”).

NOW, THEREFORE, to assure the Company that it will have the continued undivided attention and services of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce the Executive to remain in the employ of the Company in such a circumstance, for the benefit of the Company and its shareholders, and for other good and valuable consideration, the Company and the Executive agree as follows:
1. Term of Agreement.
(a) Except as otherwise provided in Section 1(b) below, this Agreement shall be effective as of the date hereof and shall continue in effect until the end of the “Agreement Term” as such term is used in the Severance Benefits Agreement.
(b) If a Change in Control shall have occurred at any time during the period in which this Agreement is effective, then notwithstanding any provision hereof to the contrary, this Agreement shall be effective and continue in effect for (i) the remainder of the month in which the Change in Control occurred and (ii) a term of thirty-six (36) months beyond the month in which such Change in Control occurred; provided that if any obligations of the Company hereunder shall not have been fully and finally discharged at the end of such thirty-six (36) month period, this Agreement shall remain in effect until such obligations shall have been finally discharged in full. The period commencing on the earlier of a Potential Change in Control (if applicable) or Change in Control and ending with the conclusion of such thirty-six (36) month period shall be referred to hereinafter as the “Protected Period”.
2. Change in Control and Potential Change in Control.
(a) For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred:
(i) if any person as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (a “Person”), but excluding the Company, any subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13(d)-3 under the Exchange Act, as amended from time to time) of Company securities representing 25% or more of either (i) the then outstanding shares of the Company’s common stock or (ii) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), or (B) any acquisition by any corporation or similar entity pursuant to a reorganization, merger or consolidation if following such reorganization, merger or consolidation, the conditions described in sub-clauses (1), (2) and (3) of Section 2(a)(iii) below have been satisfied; or

(ii) if individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii) upon consummation of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Company and the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (2) no Person (excluding (A) any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination and (B) any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, 25% or more of, respectively, the then outstanding shares of the common stock of the Company, or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement relating to, or of the action of the Incumbent Board providing for, such Business Combination; or

(iv) upon consummation of the sale or other disposition of all or substantially all of the assets of the Company, unless following such transaction (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding shares of common stock of the Company and the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors immediately prior to such transaction beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the acquiring corporation (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (2) no Person (excluding (A) any employee benefit plan (or related trust) of the Company or such acquiring corporation and (B) any Person beneficially owning, immediately prior to such transaction, 25% or more of, respectively, the then outstanding shares of the common stock of the Company, or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the acquiring corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (3) at least a majority of the members of the board of directors of the acquiring corporation were members of the Incumbent Board at the time of the execution of the initial agreement relating to, or of the action of the Incumbent Board providing for, such sale or disposition; or
(v) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
(b) For purposes of this Agreement, a “Potential Change in Control” shall be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or (iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred; provided that the Board shall not be precluded from adopting a resolution to the effect that for purposes of this Agreement, it is the good faith opinion of the Board that a Potential Change in Control has been abandoned and that a Potential Change in Control no longer exists.
(c) For purposes of Sections 3 through 9 of this Agreement, the term “Company” shall include Liz Claiborne, Inc. and any successor thereto, whether by merger, reorganization, consolidation, acquisition of substantially all of its assets or any other means.

3. Covered Termination.
(a) In the event that the Executive’s employment is terminated during the Protected Period either (i) by the Company without Cause (as defined in Section 3(c) below) or (ii) by the Executive for Good Reason (as defined in Section 3(b) below) (each, a “Covered Termination”), the Company will provide the Executive with the payments and benefits set forth in Section 4 below.
(b) For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as provided below, for such termination exists or has occurred, including without limitation other employment):
(i) failure to elect or reelect or otherwise maintain the Executive in the offices or positions, or substantially equivalent offices or positions, of or with the Company, which the Executive held immediately prior to the Change of Control;
(ii) a significant adverse change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to the position with the Company which the Executive held immediately prior to the Change in Control;
(iii) a material reduction by the Company, without the Executive’s prior consent, in either (1) the Executive’s annual base salary immediately prior to the Change in Control or (2) the Executive’s target bonus opportunity (expressed as a percentage of the Executive’s annual base salary) immediately prior to the Change in Control;
(iv) the Company’s requiring the Executive, without the Executive’s prior consent, to be based more than fifty (50) miles from the Company’s offices at which the Executive is based immediately prior to the Change in Control (excluding for this purpose required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control), or, in the event the Executive consents to any such relocation of his offices, the failure by the Company to provide the Executive with all of the benefits of the Company’s relocation policy as in effect immediately prior to the Change in Control (other than an insubstantial and inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive);

(v) the failure by the Company, without the Executive’s prior consent, to pay to the Executive any portion of the Executive’s current compensation (for purposes of this clause (v), “current compensation” shall mean the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time, plus the bonuses awarded to the Executive pursuant to the Company’s cash incentive bonus plan), or to pay to the Executive any portion of any installment or deferred compensation under any deferred compensation program of the Company within twenty (20) days after request for payment by the Executive after such deferred compensation is due, in each case, other than an insubstantial and inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;
(vi) the failure by the Company to continue in effect any then ongoing compensation or benefit plan in which the Executive participates immediately prior to the Change in Control and which is material to the Executive’s total compensation opportunity on either an annual or long-term basis, including, but not limited to, the Company’s 2005 Stock Incentive Plan, any other long-term incentive plan of the Company, or any substitute plan for any of the foregoing adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein on a basis not materially less favorable to the Executive, in terms of the amount of the compensation opportunities so provided, to those provided to the Executive immediately prior to the Change in Control, it being agreed, without limiting the foregoing, for the avoidance of doubt, that the Company shall be deemed to have failed to continue the Executive’s participation in such plans on a basis not materially less favorable to the Executive in the event that the Executive’s target long-term incentive compensation opportunity (expressed as a percentage of the Executive’s base salary) subsequent to the Change of Control shall not equal or exceed his long-term incentive compensation opportunity (expressed as a percentage of the Executive’s base salary) as in effect immediately prior to the Change in Control;
(vii) the failure by the Company to continue to provide the Executive with benefits under the Company’s retirement, life insurance, medical, dental, health, accident and disability plans in which the Executive was participating immediately prior to the Change in Control and which are material to the Executive’s overall compensation;

(viii) the failure of the Company to obtain an agreement from any successor to assume and agree to perform this Agreement as contemplated by Section 9 below prior to the effective date of any such succession, or, if such an agreement is not so obtained, the failure of the Company, within three (3) business days after receiving a written request from the Executive for such agreement, to so provide such agreement; or
(ix) any purported termination of the Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 5(a) below.
The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, (i) the occurrence of an event that would otherwise constitute Good Reason hereunder shall cease to be an event constituting Good Reason if the Executive does not provide a Notice of Termination to the Company within ninety (90) days of the initial existence of such event, (ii) the Executive must give the Company notice and a 30-day period to cure the event constituting Good Reason and (iii) the Executive must actually terminate his employment within two (2) years following the initial existence of such Good Reason event.
(c) For purposes of this Agreement, “Cause” shall mean and be limited to:
(i) the Executive’s willful and intentional repeated failure or refusal, continuing after notice that specifically identifies the breach(es) complained of, to perform substantially his material duties, responsibilities and obligations (other than a failure resulting from the Executive’s incapacity due to physical or mental illness or other reasons beyond the control of the Executive), and which failure or refusal results in demonstrable direct and material injury to the Company;
(ii) any willful and intentional act or failure to act involving fraud, misrepresentation, theft, embezzlement, dishonesty or moral turpitude (collectively, “Fraud”) which results in demonstrable direct and material injury to the Company;
(iii) conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved or which is a misdemeanor in the jurisdiction involved but which involves Fraud; or

(iv) the Executive’s complete inability to perform his material duties, responsibilities and obligations on account of a physical or mental incapacity or impairment for a period of more than 180 consecutive days or for an aggregate of 240 days within a 360-day period, which incapacity or impairment continues for more than thirty (30) days after the Executive’s receipt of written notice from the Company given after such 180- or 240-day period has run without the Executive’s return, on a substantially full-time basis, to employment. For purposes of determining whether Cause exists, no act, or failure to act, on the Executive’s part shall be deemed “willful” or “intentional” unless done, or omitted to be done, by the Executive in bad faith, and without reasonable belief that his action or omission was in the best interests of the Company.
For purposes of clause (iv) above, a determination of the Executive’s complete inability to perform his material duties, responsibilities and obligations will be made by a single physician satisfactory to both the Executive and the Company; provided that if the Executive and the Company cannot agree as to a single physician, then each will select a physician and these two together will select a third physician, whose determination will be binding on the Executive and the Company. The Executive shall have the right to present to the Company and such physician such information and arguments on the Executive’s behalf as the Executive deems appropriate, including the opinion of the Executive’s personal physician.
Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution (a “Cause Resolution”) duly adopted by the affirmative vote of not less than two-thirds (2/3) of the Board then in office at a meeting of the Board called upon reasonable notice to all Directors and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board at such meeting, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination and/or Cause Resolution.
(d) Nothing contained in this Agreement is intended to, or shall operate to, preclude the payment of any amounts (other than cash severance) otherwise payable to the Executive under any of the Company’s employee benefit plans, stock plans, programs and arrangements and/or under the Severance Benefit Agreement, or to limit or otherwise adversely affect such rights as the Executive may have under any contract or agreement with the Company.

4. Severance Payments and Benefits.
(a) In lieu of any cash severance payments to which the Executive may otherwise be entitled under the Severance Benefit Agreement or otherwise (and which cash payments the Executive hereby expressly waives), and subject to the provisions regarding cutback of benefits in certain circumstances as expressly provided in Section 6(h) below, the Company shall pay or provide to the Executive the following amounts (the “Severance Payments”) upon the occurrence of a Covered Termination during the Protected Period (except with respect to clause (iv) below, which shall be paid at the time as specified therein):
(i) an amount equal to three (3) times the amount of the Executive’s effective annual base salary rate, as in effect immediately prior to a Change of Control or the Date of Termination (as defined in Section 5(b) below), whichever amount is higher;
(ii) an amount equal to three (3) times the average annual bonus earned by the Executive under the Company’s cash incentive bonus plan in respect of the three fiscal years of the Company ending prior to (A) the date on which a Change of Control occurred or (B) the date on which the Date of Termination occurred, whichever amount is higher;
(iii) an amount equal to the Executive’s annual bonus earned or accrued in respect of any prior fiscal year of the Company but not yet paid as of the Date of Termination; and
(iv) an amount equal to the product of (x) the greater of (A) the Executive’s target bonus opportunity under the Company’s cash incentive bonus plan for the fiscal year in which the Date of Termination occurs; and (B) the average bonus the Executive earned for the three (3) fiscal years preceding the fiscal year in which the Change in Control occurred, multiplied by (y) a fraction, the numerator of which is the number of months and partial months expired in the fiscal year of the Company in which the Date of Termination occurs, through the Date of Termination, and the denominator of which is twelve (12).
(b) In the case of a Covered Termination during the Protected Period, in addition to the payments provided for in Section 4(a) above, the Company shall, during the period ending thirty-six (36) months after the month in which the Date of Termination occurs, arrange at the Company’s sole expense to provide the Executive and his dependents with life, medical, dental, health, and disability insurance benefits at least equal, in type and level of coverage, to those which the Executive and his dependents were receiving immediately prior to the Notice of Termination (without, however, giving any effect to any reduction in such benefits subsequent to a Change in Control). Benefits otherwise receivable by the Executive pursuant to this Section 4(b) shall be reduced to the extent that comparable benefits equal in type and level of coverage are actually received by the Executive from, or made available to the Executive by, a subsequent employer without greater cost to him than as provided by the Company during such 36-month period (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive).

(c) In the case of a Covered Termination during the Protected Period, (i) any unvested amount credited to the Executive’s bookkeeping account under the Company’s Supplemental Executive Retirement Plan as in effect on the date hereof, and as the same may be amended prior to any Change of Control (“SERP”), will become fully vested as of the Date of Termination, and in such event such bookkeeping account shall be increased as of the Date of Termination by the aggregate amount of the unvested portion of any account maintained for the Executive under any of the Company’s “qualified” retirement plans as of the Executive’s date of termination of employment; and (ii) the Executive’s SERP account shall be distributed to the Executive as provided under the terms of the SERP and in accordance with the Executive’s distribution election then in effect.
(d) In the case of a Covered Termination during the Protected Period, notwithstanding anything to the contrary contained herein, all outstanding stock options and restricted share, and restricted unit awards, if any, granted to the Executive under any of the Company’s stock incentive plans or other similar plans shall become fully vested and, to the extent applicable, exercisable.
(e) In the case of a Covered Termination during the Protected Period, the Company shall pay to the Executive all other amounts vested, accrued or earned by the Executive through the Date of Termination and amounts otherwise owing under the then existing plans and policies of the Company, including but not limited to all compensation or other amounts previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company.
(f) The Company shall pay to the Executive the amount due pursuant to Section 4(a) in a lump sum cash payment as soon as practicable, but in any event by the fifth (5th) business day following the Date of Termination.
5. Notice of Termination and Date of Termination.
(a) During the Protected Period, any termination of the Executive’s employment by the Executive for Good Reason or by the Company for Cause or without Cause shall be communicated by written Notice of Termination from the party terminating employment hereunder to the other party hereto in accordance with Section 10 below. For purposes of this Agreement, a “Notice of Termination” shall mean (i) a notice given to the Executive by the Company indicating a termination without Cause, or (ii) a notice given in good faith and with a reasonable belief that Good Reason or Cause, as the case may be, has occurred, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Any Notice of Termination must specify a Date of Termination; any Notice of Termination for Cause shall include a copy of the relevant Cause Resolution.

(b) For purposes of this Agreement, “Date of Termination” shall mean (i) in the case of a termination by the Company for Cause or by the Executive for Good Reason, the date specified as the Executive’s last day of employment in the Notice of Termination, which shall not be less than ten (10) business days after the date such Notice of Termination is deemed given in accordance with Section 10 below, or (ii) in any other case, the last day worked by the Executive as reflected on the Company’s payroll records.
6. Tax Gross-Up; Potential Reduction in Severance Amount.
(a) Anything in this Agreement to the contrary notwithstanding, but subject to Section 6(h), in the event that a Covered Termination shall occur during the Protected Period and it shall be determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 6) or distribution by the Company or any of its subsidiaries to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or pursuant to any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, restricted stock or deferred stock, or the lapse or termination of any restriction on, deferral period or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision thereto, by reason of being considered “contingent on a change in ownership or control” of the Company within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”) as provided herein. The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax and any federal, state or local income and employment tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b) Subject to the provisions of Section 6(f) below, all determinations required to be made under this Section 6, including the determination as to whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting or benefits consulting firm (either, the “Accounting Firm”) selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the date of the Change in Control, the Date of Termination, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five business days after receipt of such determination and calculations with respect to any Payment to the Executive; provided that the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 6(f) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 6(f) below and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five (5) business days after receipt of such determination and calculations.
(c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 6(b) above. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

(d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days after receipt of the Accounting Firm’s determination pay to the Company the amount of such reduction.
(e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 6(b) above shall be borne solely by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five (5) business days after receipt from the Executive of a statement therefor and reasonable evidence of the payment thereof.
(f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment or any additional Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (x) the expiration of the thirty (30) calendar day period following the date on which he gives such notice to the Company and (y) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
(i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;
(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;
(iii) cooperate with the Company in good faith in order effectively to contest such claim; and

(iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income or employment tax, including interest and penalties with respect thereto, imposed as a result of such contest and payment of costs and expenses.
Without limiting the foregoing provisions of this Section 6(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 6(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such payment or with respect to any imputed income with respect to such payment; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(g) If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 6(f), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6(f)) above promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 6(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) calendar days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 6.

(h) Notwithstanding any provision of this Agreement to the contrary, if but for this sentence, the Company would be obligated to make “parachute payments” to the Executive, whether under this Agreement, the terms of any stock-based compensation award or any other agreement, contract or arrangement, but the aggregate “present value” of all such parachute payments does not exceed the lesser of (i) (x) 1.05 multiplied by (y) three (3) times the Executive’s “base amount” or (ii) $250,000 plus three (3) times the Executive’s “base amount,” then the payments and benefits to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of the total payments or benefits due to the Executive on account of a change in control of the Company, determined after the reduction under this Agreement, constitutes an “excess parachute payment.” For purposes of this Section 6(h), the terms “change in control,” “excess parachute payment,” “present value,” “parachute payment,” and “base amount” have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in such payments or benefits to be provided under this Agreement is required pursuant to the preceding sentence will be made, if requested by the Executive or the Company, at the expense of the Company by the Accounting Firm. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 6(h) will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement is required to be reduced pursuant to this Section 6(h) and none of the payments is a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”), then the Executive will be entitled to designate the payments and/or benefits to be so reduced prior to the date of payment in order to give effect to this Section 6(h). (The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make any such designation. In the event that the Executive fails to make such designation within ten (10) business days of the Termination Date, the Company may effect such reduction in any manner it deems appropriate.) If any payment or benefit constitutes Nonqualified Deferred Compensation or the Executive fails to elect an order, then the reduction shall be determined in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to the Executive, until the reduction is achieved. If, despite a reduction in payments and/or benefits in accordance with this Section 6(h), the Executive is required, after notice to the Company pursuant to Section 6(f), to pay an Excise Tax, the Executive shall be paid a Gross-Up Payment in accordance with Section 6(a), but shall not be entitled to any additional amounts relating to such reduction in payments and/or benefits, notwithstanding the failure of the reduction to achieve the goal of avoiding an Excise Tax liability.
(i) Notwithstanding any other provision of this Section 6, the Company may withhold and pay over to the Internal Revenue Service or any other applicable taxing authority for the benefit of the Executive all or any portion of the Gross-Up Payment that it determines in good faith that it is or may be in the future required to withhold, and the Executive hereby consents to such withholding.

7. No Mitigation Obligation or Permitted Offset.
The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the penultimate sentence of Section 4(b) above with respect to the provision of comparable welfare benefits by a subsequent employer. The Company shall not be permitted to reduce any payment owed to the Executive under this Agreement by any amount owed, or allegedly owed, to the Company by the Executive.
8. Arbitration; Payment of Legal Fees.
(a) All claims by the Executive for payments and other benefits under this Agreement shall be in writing and directed to the Board. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board any decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration in the State, City and County of New York in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The parties hereto agree that any arbitral award may be enforced against the parties to an arbitration proceeding or their assets wherever they may be found.
(b) In the event of any dispute, claim or controversy arising out of or in connection with this Agreement, including without limitation in connection with the Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement, if the Executive prevails on any of the material issues involved in any such dispute, claim or controversy, the Company shall pay to the Executive immediately upon demand all reasonable expenses (including without limitation attorneys’ fees) incurred by the Executive in connection therewith. Any such reimbursement shall be in addition to the Company’s obligations to pay or reimburse the Executive’s fees and expenses as provided in Section 6 above.

9. Successors.
(a) In addition to any obligation imposed by law upon any successor to the Company, the Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive dies while any amounts are payable to the Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his estate.
10. Notices.
All notices or communications required or permitted hereunder will be given in writing by personal delivery; by confirmed facsimile transmission; by express delivery via any reputable express courier service; or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the parties at the respective addresses set forth below or at such other address as may be designated in writing by either party to the other in the manner set forth herein. Notices and communications which are delivered personally, by confirmed facsimile transmission, or by courier as aforesaid, will be deemed effectively given on the date of delivery; those delivered by mail as aforesaid will be deemed effectively given upon the fifth (5th) calendar day subsequent to the postmark date thereof.
If to the Company:
Liz Claiborne, Inc.
One Claiborne Avenue
North Bergen, NJ 07047
Attention: General Counsel
If to the Executive:
At the address set forth opposite the Executive’s name on the signature page hereof or any changed address on the books and records of the Company from time to time

11. Governing Law.
This Agreement has been made and will be governed in all respects by the internal laws of the State of Delaware applicable to contracts made and to be wholly performed within such state (without regard to principles of conflict of laws) and the parties hereby irrevocably consent to the jurisdiction of the federal and state courts sitting in the State of Delaware for the purpose of enforcing this Agreement.
12. Miscellaneous.
(a) No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.
(b) This Agreement, taken together with the provisions of the Severance Benefit Agreement or other written agreement relating to the Executive, sets forth the entire agreement by and between the Company and the Executive with respect to the subject matter hereof.
(c) Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any subsidiary prior to or following any Change in Control.
(d) The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.
(e) Subject to Section 13, in the event that the Company refuses or otherwise fails to make a payment when due and it is ultimately decided that the Executive is entitled to such payment, such payment shall be increased to reflect an interest factor, compounded annually, equal to the prime rate in effect as of the date the payment was first due plus five (5) points. For this purpose, the prime rate shall be based on the rate identified by JPMorgan Chase as its prime rate in New York City.
(f) The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(g) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except as provided in Section 9 above. Without limiting the foregoing, the Executive’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer by the Executive contrary to this Section 12(g) the Company shall have no liability to pay any amount so attempted to be assigned or transferred to any person other than the Executive or, in the event of his death, his estate.
(h) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
13. Section 409A.
(a) It is the parties’ intention that the payments and benefits to which the Executive could become entitled in connection with the Executive’s employment under this Agreement be exempt from or comply with Section 409A and the regulations and other guidance promulgated thereunder. The provisions of this Section 13 shall qualify and supersede all other provisions of this Agreement as necessary to fulfill the foregoing intention. If the Executive or the Company believes, at any time, that any of such payment or benefit is not exempt or does not so comply, the Executive or the Company will promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it is exempt or complies with Section 409A (with the most limited possible economic effect on the Executive and on the Company) so as to eliminate to the maximum extent practicable any additional tax, interest and/or penalties that may apply under Section 409A. The Company agrees that it will not, without the Executive’s prior written consent, knowingly (or as to which it should have known) take any action, or knowingly (or as to which it should have known) refrain from taking any action, other than as required by law, that would result in the imposition of tax, interest and/or penalties upon the Executive under Section 409A, unless such action or omission is pursuant to the Executive’s written request.
(b) To the extent applicable, each and every payment made pursuant to Section 4 of this Agreement shall be treated as a separate payment and not as a series of payments treated as a single payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

(c) If the Executive is a “specified employee” (determined by the Company in accordance with Section 409A and Treasury Regulation Section 1.409A-3(i)(2)) as of the Executive’s “separation from service” as defined for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder (a “Separation from Service”) with the Company, and if any payment, benefit or entitlement provided for in this Agreement or otherwise both (i) constitutes Nonqualified Deferred Compensation and (ii) cannot be paid or provided in a manner otherwise provided herein without subjecting the Executive to additional tax, interest and/or penalties under Section 409A, then any such payment, benefit or entitlement that is payable during the first six (6) months following the Date of Termination shall be paid or provided to the Executive in a lump sum cash payment (including interest thereon calculated using the prime rate of interest as reported in the Wall Street Journal on the date which is 5 business days prior to the date of payment) to be made on the earlier of (x) the Executive’s death and (y) the first business day of the seventh (7th) month immediately following the Executive’s Separation from Service.
(d) Except to the extent any reimbursement, payment or entitlement under this Agreement does not constitute Nonqualified Deferred Compensation, (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (as defined in Section 409A) to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to the Executive in any other calendar year (subject to any lifetime and other annual limits provided under the Company’s health plans), (ii) the reimbursements for expenses for which the Executive is entitled shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).
(e) Any payment or benefit paid or provided under Section 4 hereof or otherwise paid or provided due to a Separation from Service that is exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) will be paid or provided to the Executive only to the extent the expenses are not incurred or the benefits are not provided beyond the last day of the Executive’s second taxable year following the Executive’s taxable year in which the Separation from Service occurs; provided, however, that the Company reimburses such expenses no later than the last day of the third taxable year following the Executive’s taxable year in which the Executive’s Separation from Service occurs.
(f) It is the parties’ intention that the definition of Good Reason and the separation-from-service procedures specified in Section 3(b) hereof satisfy the conditions set forth in Treasury Regulation Section 1.409A-1(n)(2) for a termination for Good Reason to be treated as an “involuntary separation from service” for purposes of Section 409A.
(g) Any payment or benefit that (i) constitutes Nonqualified Deferred Compensation and (ii) is paid or distributed solely on account of a Change of Control, whether pursuant to this Agreement or otherwise, shall be paid or distributed only if such event also constitutes either a “change in the ownership or effective control of a corporation” or a “change in the ownership of a substantial portion of the assets of a corporation” in accordance with Treasury Regulation 1.409A-3(i)(5).

(h) Any dispute resolution payment (including related reimbursable expenses, fees and other costs) that does not constitute a “legal settlement” in accordance with Treasury Regulation 1.409A-1(b)(11) will be paid by the Company to the Executive not later than the last day of the Executive’s taxable year following the year in which the dispute is resolved.
(i) Any payment, benefit or entitlement provided for in this Agreement that constitutes Nonqualified Deferred Compensation due upon a termination of employment shall be paid or provided to the Executive only upon a Separation from Service.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above set forth.

Liz Claiborne, Inc.
By:	/s/ Nicholas Rubino
	Name:	Nicholas Rubino
	Title:	Senior Vice President, Chief Legal Officer, General Counsel and Secretary

William L. McComb
/s/ William L. McComb

Address: 141 Hodge Road Princeton, NJ 08540